ANNEX G

January 21, 2009

Steve Olson

President

ARC Wireless Solutions, Inc.

10601 West 48th Ave

Wheat Ridge, Colorado 80033

Dear Steve:

This letter will confirm in writing the engagement, which began in November 2008, of Quadrant Management, Inc. (the “Advisor”) as non-exclusive financial advisor to ARC Wireless Solutions, Inc. (“ARC” or the “Company”) in connection with the restructuring of the Company and to perform ongoing consulting and advisory services under the terms and conditions set forth below.

1.	Description of Services. Quadrant will perform ongoing consulting and advisory services for the Company through Quadrant personnel (acting at all times as independent contractors to the Company), which shall include but shall not be limited to the following:

1.1.	Restructuring Services. Quadrant will assist in restructuring and renegotiating the Company’s liabilities and ongoing contractual commitments, including with vendors and major creditors. Quadrant will assist Company management in developing and executing operational restructuring solutions, including working with management to develop and review cost reduction initiatives and implementing cash conservation guidelines and controls.

1.2.	Business Consulting Services. Quadrant will, as requested by the Company, assist and advise Company management and the Board of Directors in creating, implementing and monitoring performance under the Company’s strategic and business plans.

1.3.	Financial Advisory_Services. Quadrant will assist Company management in building and maintaining detailed financial models, including those relating to cash flows, income and liquidity, and update and monitor performance of those models under the Company’s strategic and business plans referred to above in Section 1.2.

1.4.	Other Services. Quadrant will assist with such other matters as may reasonably be requested by the Company within Quadrant’s areas of expertise.

2.	Fees and Expenses. In consideration of the ongoing services to be performed by Quadrant and for services rendered to date, ARC shall pay to Quadrant fees and expenses as follows, unless this letter agreement is earlier terminated by ARC for cause:

2.1.	Initial Payment. ARC shall pay an initial cash fee to Quadrant by no later than January 23, 2009 of $250,000, in recognition of restructuring services provided to date.

ARC Wireless Solutions, Inc.

January 21, 2009

2.2.	Annual Fees. In recognition for ongoing services, Quadrant shall be entitled to receive the greater of the following as annual fees, commencing with the financial year ending December 31, 2009.

2.2.1.	$250,000, or
2.2.2.	The product of (a) 20% and (b) the increase, if any, in the reported EBITDA (as defined below) for the financial year over the preceding year, or
2.2.3.	The product of (a) 20% and (b) the reported EBITDA (as defined below) for the financial year.

Any fees payable under this provision will be. paid upon completion of the Company's financial years' results. For purposes of this Agreement, EBITDA is defined as earnings before interest, taxes, depreciation and amortization after adjusting for one-time and non-recurring items.

2.3.	Expense Reimbursements. In addition to the above fees, the Company shall reimburse Quadrant for all reasonable out-of-pocket costs and expenses incurred by Quadrant in connection with the performance of its services hereunder.

3.	Term. This letter agreement shall continue until December 31, 2013; provided, however. that, at the end of such term, this letter agreement shall renew for additional one-year periods unless either party shall provide written notice of termination to the other no later than 30 days prior to the next expiration date.

4.	Confidentiality. Quadrant agrees to keep confidential all information obtained from ARC, and Quadrant will not disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to ARC which is either non-public, confidential, or proprietary in nature which it obtains or is given access to during the performance of the services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting Quadrant from disclosure pursuant to a valid subpoena or court order, provided, that in such case ARC shall be promptly notified of such subpoena or court order and be provided an opportunity to seek and obtain a protective order barring or limiting the scope of such disclosure.

5.	Binding Agreement. This letter agreement shall be binding upon ARC, its successors and assigns.

6.	Independent Contractor. Quadrant shall act under this letter agreement solely as an independent contractor and not as an agent, partner, employee or joint venturer of ARC.

ARC Wireless Solutions, Inc.

January 21, 2009

7.	Indemnification. ARC shall, to the fullest extent permitted by law, indemnify Quadrant and cach of its agents, officers, shareholders, employees, members, representatives, and all others acting on its behalf (collectively with Quadrant, the "Indemnified Parties"), against any and all liabilities, costs, expenses (including legal fees and expenses), settlements, judgments and losses (collectively, "Damages), resulting from, in connection with or arising out of any actual and threatened claim, action, demand, dispute or proceeding of whatever kind and nature that may be asserted against an Indemnified Party in any way arising from the activities of Quadrant pursuant to this letter agreement to the same extent as if such Indemnified Party were an officer of the Company. All such Damages shall be advanced to each Indemnified Party to the fullest extent permitted an officer of the Company under and subject to repayment, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (a) for any settlement by an Indemnified Party effected without the Company's prior written consent (not to be unreasonably withheld) or (b) to the extent that any loss, claim, damage or liability is found to have resulted from the misconduct or negligence of Quadrant or any Indemnified Party.

8.	Jurisdiction. This letter agreement shall be governed by the laws of the State of New York.

9.	Entire Agreement. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written with respect thereto.

If this letter agreement meets with your approval, please indicate your acceptance of the above terms by signing where indicated below and returning this letter agreement to the undersigned. Thank you for the opportunity to be of service.

Sincerely,

/s/ Alan Quasha
Alan Quasha
President
Quadrant Management, Inc.

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth above.

ARC Wireless Solutions, Inc.

By:	/s/ Steve Olson

Title:	President